Levi Strauss UK Strengthens Retail Presence

Northampton, 26 August 2005 – Levi Strauss UK Ltd. today announced that it has signed an agreement to purchase seven Levi’s® stores and five factory outlets from franchisee Kellawn Ltd. This move is part of the company’s strategy to own and operate a number of Levi’s® stores in the UK to support the repositioning of the Levi’s® brand in the premium end of the jeans segment.

The deal will give Levi Strauss UK a larger base of owned and operated Levi’s® stores where it will deploy the company’s latest merchandising techniques in a consistently branded environment.

General Manager of LSUK Matthew Mycock said, “Purchasing these stores is a further example of our commitment to developing our retail business. It will allow us to better meet the needs of the people who buy our jeans by bringing to the shop floor our full range of jeanswear, accessories and unique branding, in an environment that demonstrates the Levi’s® brand’s latest techniques in merchandising.”

Levi Strauss UK (LSUK) currently operates a distribution network of 29 franchised and six owned and operated Levi’s® stores in addition to its wholesale customer base. The twelve stores to be transferred to LSUK are spread across the UK in convenient shopping locations. Transitioning these stores to Levi Strauss UK will eventually add approximately 160 store employees to the current 300-strong organisation.

Paul Mason, President of Levi Strauss Europe, said: “This agreement is an example of our strong commitment to retail success in the UK. Across Europe, it is a key part of our strategy to expand our retail presence, primarily through franchisees yet also with owned and operated stores. This will allow us to demonstrate to our retail customers that we are better able to understand and, therefore, support their business.” Mason brings extensive retail and brand experience to the company from his prior roles, including Matalan PLC, ASDA Wal-Mart and B&Q/Kingfisher.

Concluded Mason, “Our research shows that a well-executed controlled retail presence has a positive influence on our wholesale business, and we believe that creates a win-win situation.”

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About Levi Strauss & Co., Levi Strauss Europe and Levi Strauss UK

Levi Strauss & Co. is one of the world’s leading branded apparel companies, marketing its products in more than 100 countries worldwide. Levi Strauss Europe is responsible for designing, manufacturing and marketing jeans and casual wear under the Levi’s®, Dockers® and Levi Strauss Signature® brands in 42 countries in the region.

The division has a network of nine sales offices and eight distribution centres, employing a total of over 3,000 people. Its headquarters are located in Brussels, Belgium.

Levi Strauss UK was established in 1971 and has an office and distribution centre in Northampton, as well as a sales office in London. The company markets and sells all three LS&CO. brands and employs over 300 people. Levi’s® products are available through approximately 1,280 UK retail stores, 35 of which are currently franchised or owned and operated. The Dockers® brand is sold through 124 stores in the UK and Levi Strauss Signature® jeanswear is available in 145 supermarket outlets.

Media Contact:

Cedric Jungpeter

Levi Strauss European Press Office

Tel.: +32 2 641 6580

Email: europe.press.office@levi.com

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